EXHIBIT 99.1

AT THE COMPANY:	TOUCHSTONE SOFTWARE CORPORATION
JASON K. RAZA	1538 TURNPIKE STREET
PRESIDENT AND CEO	NORTH ANDOVER, MA 01845
(978) 686-6468	TRADED: OTC BB: TSSW.OB

FOR IMMEDIATE RELEASE

TouchStone Software Corp Reports Positive Fourth Quarter Results and Full year results for 2005

NORTH ANDOVER, MASSACHUSETTS—February 27, 2006— TouchStone Software Corporation (OTCBB:TSSW) today announced its operating results for the fourth quarter and full year of 2005.

For the three months ended December 31, 2005, revenue increased approximately 18% to $487,067 as compared to $411,494 for the same period of 2004. TouchStone recorded net operating income of $77,066, or $.01 per share, for the three months ended December 31, 2005 as compared to a net loss of $28,415 for the same period of 2004.

For the year ended December 31, 2005 revenue increased approximately 1% to 1,615,239 from $1,606,062 in 2004. TouchStone recorded a net operating loss of $15,605, down from a net loss of $85,930 in 2004.

Highlights for the 4th quarter of 2005 included the following positive events:

▪	Operating profit for the 4th quarter of 2005 was $77,066 or $.01 per share
▪	Increased Gross Profit for 4th quarter of 2005 by 26.64%
▪	Decreased Cost of Goods Sold for 4th quarter of 2005 by 23.6%
▪	Decreased Operating Expenses for 4th quarter of 2005 by 3.74%
▪	Returns as a percentage of sales decreased from 8.9% to 7.4% for the 4th quarter of 2005

“TouchStone Software has been able to successfully execute on its new business plan with the integration of its recent acquisition of two technical web portals and the adaptation of its newly acquired UpdateFX technology into the successful launch of Driver Agent, TouchStone Software’s new Internet based device driver update service,” said Jason K. Raza, President and CEO of TouchStone Software Corporation. “The fourth quarter results were positively impacted with the launch of the Driver Agent service midway through the quarter and we expect continued revenue gains in the first quarter of 2006” continued Mr. Raza.

For the month of January 2006, TouchStone Software’s family of web sites received in excess of 1.0 million unique visitors and more than 6.0 million page views. The Company believes that with the addition of its recently acquired websites and successful launch of the Driver Agent driver update service, the Company will continue to experience an increase in web related traffic which may positively impact the Company’s operations.

Additional information on TouchStone Software Corporation is available on the Company’s web site at www.esupport.com or www.touchstonesoftware.com. Information on the new Driver Agent device driver update service is available at www.driveragent.com. TouchStone Software Corporation also owns and operates www.totallydrivers.com and www.driversdb.com.

About TouchStone Software Corporation and eSupport.com

TouchStone Software Corporation, Inc. and its consolidated subsidiaries, (“TouchStone” or “the Company”) is a provider of system management software, which includes basic input/output (“BIOS”) software upgrades, personal computer (“PC”) diagnostics for personal computers and embedded systems, device driver management services and processor upgrades. System management software is one of the fundamental layers in any microprocessor-based system (including PCs) architecture and provides an essential interface between the systems’s operating software and hardware. The Company’s executive offices are located at 1538 Turnpike Street, North Andover, Massachusetts 01845, and its telephone number is (978) 686-6468.

Safe Harbor Statement

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation, the company’s projected return to profitability. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies and customer acceptance of those technologies fluctuations or cancellations in orders from distribution customers, and the company’s ability to compete effectively with other software companies. These and other factors that could cause actual results to differ materially are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-KSB and 10-QSB.

TouchStone Software Corp., the eSupport logo, is trademarks or registered trademarks of TouchStone Software Corp. All other trademarks are the property of their respective owners.